Exhibit 99.1

INVENSENSE® ANNOUNCES SECOND QUARTER FISCAL YEAR 2015 RESULTS

Company Generates Record Revenue of $90.2 Million

SAN JOSE, California, Oct. 28, 2014 – InvenSense, Inc. (NYSE: INVN) the leading provider of intelligent sensor solutions, today announced results for the second quarter of fiscal year 2015, ended Sept. 28, 2014.

Net revenue for the second quarter fiscal 2015 was $90.2 million, up 35 percent from $66.7 million for the first quarter fiscal 2015.

Gross margin determined in accordance with U.S. generally accepted accounting principles (GAAP) for the second quarter of fiscal 2015 was 35 percent, compared with 47 percent for the first quarter of fiscal 2015. GAAP gross margin for second quarter fiscal 2015 included stock-based compensation and related payroll taxes, and amortization of acquisition intangibles.

Excluding these items, non-GAAP gross margin for the second quarter fiscal 2015 was 37 percent, compared with 50 percent for the first quarter of fiscal 2015. The sequential decrease in gross margin was primarily attributable to two factors: a non-recurring inventory charge largely related to earlier generations of the company’s products that reduced the gross margin by approximately eight percentage points, and a shift in revenue mix towards lower margin, high volume customers that reduced the gross margin by approximately five percentage points.

GAAP net loss for the second quarter of fiscal 2015 was $6.9 million, or 8 cents per share. By comparison, GAAP net loss was $4.8 million, or 5 cents per share for the first quarter fiscal 2015. GAAP net loss for second quarter fiscal 2015 included stock-based compensation and related payroll taxes, accretion interest expense on convertible notes, amortization of acquisition intangibles, a write-off of in-process research and development costs in connection with the company’s acquisition of the microphone business line of Analog Devices, Inc. in fiscal 2014, business acquisition costs, litigation expenses, which were partially offset by a gain on the company’s equity investment in Trusted Positioning, Inc., and income tax effect of non-GAAP adjustments.

Excluding the items described above, non-GAAP net income for the second quarter of fiscal 2015 was $4.9 million or 5 cents per diluted share, compared with $7.0 million or 8 cents per diluted share for the first quarter of fiscal 2015.

The reconciliation between GAAP and non-GAAP financial results for all referenced periods is provided in a table immediately following the Unaudited GAAP Condensed Consolidated Statements of Operations below.

Management Qualitative Comments

“This is an exciting time for our company,” said Behrooz Abdi, president and CEO. “Q2 was a record revenue quarter, with the North America region leading our growth. During the quarter, we successfully ramped several key design wins, leveraging our strategic inventory of second-generation 6-axis products in order to meet demand for both our second and third generation devices. With strong market share gain in mobile, our team has executed on the first step in our growth strategy, while our investment in content increase has delivered a full portfolio of differentiated products that we believe will provide meaningful growth opportunity for years to come. As we move beyond the second quarter’s inventory adjustment, we believe that our solid business model will allow us to drive improved earnings leverage and shareholder return in the coming quarters.”

Second Quarter Fiscal Year 2015 Earnings Conference Call

A conference call will be held today at 1:30 p.m. Pacific Time to discuss the quarter’s results and management’s current business outlook. To listen to the conference call, please dial (800) 688-0836 ten minutes prior to the start of the call, using the passcode 63496403. International callers, please dial (617) 614-4072. A taped replay will be made available approximately two hours after the conclusion of the call and will remain available for two days. To access the replay, please dial (888) 286-8010 and enter passcode 41375040. International callers please dial (617) 801-6888. The conference call will be available via a live webcast on the investor relations section of InvenSense`s web site at www.invensense.com/ir. An archived webcast replay will be available on the web site for two months.

Note Regarding Use of Non-GAAP Financial Measures

As discussed above, in addition to the company’s condensed consolidated financial statements, which are presented according to GAAP, the company provides certain non-GAAP financial information that excludes, stock-based compensation expense, litigation expense, business acquisition costs, amortization of fair value write-up of acquired inventory, amortization of acquisition-related intangible assets, accretion interest expense on convertible notes and other non-GAAP financial adjustments. The company uses these non-GAAP measures in its own financial and operational decision-making processes. Further, the company believes that these non-GAAP measures offer an important analytical tool to help investors understand the company’s core operating results and trends, and to facilitate comparability with the operating results of other companies that provide similar non-GAAP measures. These non-GAAP measures have certain limitations as analytical tools and are not meant to be considered in isolation or as a substitute for GAAP financial information. For example, stock-based compensation is an important component of the company’s compensation mix, and will continue to result in significant expenses in the company’s GAAP results for the foreseeable future, but is not reflected in the non-GAAP measures. Also, other companies, including companies in InvenSense’s industry, may calculate non-GAAP financial measures differently, limiting their usefulness as comparative measures.

Forward-Looking Statements

Statements in this press release that are not historical are “forward-looking statements” as the term is defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are generally written in the future tense and/or preceded by words such as “will,” “expects,” “anticipates,” or other words that imply or predict a future state. Forward-looking statements include any projection of revenue, gross margin, expense, earnings, stockholder return or other financial items discussed in this press release, including the strength of our competitive positioning, the strength of design activity across all of our multi-axis products , the differentiation of our products from those of our competitors, the emergence of new opportunities for our products, increased demand for our products, growth opportunities and our ability to capitalize on them. Investors are cautioned that all forward-looking statements in this release involve risks and uncertainty that can cause actual results to differ from those currently anticipated, due to a number of factors, including without limitation, intense competition in our industry; our achievement of design wins; our dependence on a limited number of customers for a substantial portion of our revenues; the continued adoption of motion tracking and motion sensing as an interface in consumer electronics products; decreases in average selling prices for our products; our lack of long-term supply contracts and dependence on limited sources of supply; consumer acceptance of our customers’ products that incorporate our solutions and our ability to continue to develop and introduce new and enhanced products on a timely basis; as well as changes in economic conditions in our markets and other risk factors discussed in documents filed by us with the Securities and Exchange Commission (SEC) from time to time. Copies of InvenSense’s SEC filings are posted on the company’s website and are available from the company without charge. Forward-looking statements are made as of the date of this release, and, except as required by law, the company does not undertake an obligation to update its forward-looking statements to reflect future events or circumstances.

About InvenSense

InvenSense Inc. (NYSE: INVN) is the world’s leading provider of intelligent sensor solutions for consumer electronic devices. The company’s patented InvenSense Fabrication Platform and patent-pending MotionFusion™ technology address the emerging needs of many mass-market consumer applications via improved performance, accuracy, and intuitive motion-, gesture- and sound-based interfaces. InvenSense technology can be found in consumer electronic products including smartphones, tablets, wearables, gaming devices, optical image stabilization, and remote controls for Smart TVs. The company’s MotionTracking products are also being integrated into a number of industrial applications. InvenSense is headquartered in San Jose, California and has offices in China, Taiwan, Korea, Japan, France, Canada, Slovakia, and Boston, MA. More information can be found at www.invensense.com or follow us on Twitter at @InvenSense.

©2014 InvenSense, Inc. All rights reserved. InvenSense, MotionTracking, MotionProcessing, MotionProcessor, MotionFusion, MotionApps, DMP, AAR, and the InvenSense logo are trademarks of InvenSense, Inc. Other company and product names may be trademarks of the respective companies with which they are associated.

For Investor Inquiries, Contact:

Leslie Green

Green Communications Consulting, LLC

650.312.9060

ir@invensense.com

For Press Inquiries, Contact:

David Almoslino

Senior Director

Marketing and Communications

InvenSense, Inc.

408.501.2278

pr@invensense.com

INVENSENSE, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended			Six Months Ended
	September 28,	June 29,	September 29,	September 28,	September 29,
	2014	2014	2013	2014	2013
Net revenue	$90,195	$66,681	$70,941	$156,876	$126,851
Cost of revenue	58,854	35,505	34,364	94,359	60,955

Gross profit	31,341	31,176	36,577	62,517	65,896
Operating expenses:
Research and development	21,593	19,408	9,810	41,001	17,924
Selling, general and administrative	14,592	13,918	11,424	28,510	20,580

Total operating expenses	36,185	33,326	21,234	69,511	38,504

Income (loss) from operations	(4,844)	(2,150)	15,343	(6,994)	27,392
Interest expense, net	(2,620)	(2,584)	—	(5,204)	—
Other income, net	1,199	181	210	1,380	291

Income (loss) before income taxes	(6,265)	(4,553)	15,553	(10,818)	27,683
Income tax provision	603	279	1,945	882	3,753

Net income (loss)	$(6,868)	$(4,832)	$13,608	$(11,700)	$23,930

Net income (loss) per share:
Basic	$(0.08)	$(0.05)	$0.16	$(0.13)	$0.28

Diluted	$(0.08)	$(0.05)	$0.15	$(0.13)	$0.27

Weighted average shares outstanding used in computing net income (loss) per share:
Basic	88,997	88,302	86,289	88,650	85,658

Diluted	88,997	88,302	89,778	88,650	88,841

INVENSENSE, INC.

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL RESULTS

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended			Six Months Ended
	September 28,	June 29,	September 29,	September 28,	September 29,
	2014	2014	2013	2014	2013
GAAP Gross profit	$31,341	$31,176	$36,577	$62,517	$65,896
Adjustments:
Stock based compensation expense	646	573	259	1,219	495
Amortization of acquisition-related intangible assets	1,572	1,188	—	2,760	—
Amortization of fair value write-up of acquired inventory	—	146	—	146	—

Non-GAAP Gross profit	$33,559	$33,083	$36,836	$66,642	$66,391

GAAP operating income (loss)	$(4,844)	$(2,150)	$15,343	$(6,994)	$27,392
Adjustments:
Stock based compensation expense	6,490	7,168	3,101	13,658	5,682
Amortization of acquisition-related intangible assets	56	56	—	112	—
Business acquisition costs	1,060	1,049	—	2,109	—
Litigation expense	477	735	3,003	1,212	4,811
Write-off of in-process research and development	770	—	—	770	—
Other	—	68	—	68	—

Non-GAAP operating income	$4,009	$6,926	$21,447	$10,935	$37,885

GAAP net income (loss)	$(6,868)	$(4,832)	$13,608	$(11,700)	$23,930
Adjustments:
Stock based compensation expense	7,136	7,741	3,360	14,877	6,177
Convertible note accretion interest expense	1,856	1,816	—	3,672	—
Amortization of acquisition-related intangible assets	1,628	1,244	—	2,872	—
Amortization of fair value write-up of acquired inventory	—	146	—	146	—
Business acquisition costs	1,060	1,049		2,109
Litigation expense	477	735	3,003	1,212	4,811
Gain on equity investment	(890)	—	—	(890)	—
Write-off of in-process research and development	770	—	—	770	—
Other	—	68	—	68	—
Income tax – discrete cumulative benefit	—	—	(108)	—	(147)
Income tax effect of pretax non-GAAP adjustments	(267)	(925)	(1,079)	(1,192)	(1,863)

Non-GAAP net income	$4,902	$7,042	$18,784	$11,944	$32,908

GAAP net income (loss) per share of common stock, diluted	$(0.08)	$(0.05)	$0.15	$(0.13)	$0.27

Non-GAAP net income per share of common stock, diluted	$0.05	$0.08	$0.21	$0.13	$0.37

INVENSENSE, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except par value)

(Unaudited)

	September 28,	March 30,
	2014	2014
Assets
Current assets:
Cash and cash equivalents	$38,424	$26,025
Short-term investments	86,629	91,307
Accounts receivable	67,045	39,009
Inventories	75,011	73,032
Prepaid expenses and other current assets	21,447	19,587

Total current assets	288,556	248,960
Property and equipment, net	42,397	25,239
Intangible assets, net	47,495	35,360
Goodwill	139,175	50,952
Long-term investments	34,963	128,755
Other assets	7,332	5,469

Total assets	$559,918	$494,735

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$28,337	$18,964
Accrued liabilities	36,086	14,985

Total current liabilities	64,423	33,949
Long-term debt	139,230	135,583
Long-term liabilities	28,046	11,375

Total liabilities	231,699	180,907

Common stock:
Common stock, $0.001 par value — 750,000 shares authorized, 89,756 shares issued and outstanding at September 28, 2014, 88,332 shares issued and outstanding at March 30, 2014	242,010	215,958

Accumulated other comprehensive income (loss)	1	(38)
Retained earnings	86,208	97,908

Total stockholders’ equity	328,219	313,828

Total liabilities and stockholders’ equity	$559,918	$494,735

INVENSENSE, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Three Months Ended
	September 28,	June 29,	September 29,
	2014	2014	2013
Cash flows from operating activities:
Net income (loss)	$(6,868)	$(4,832)	$13,608
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation	2,562	1,747	849
Amortization of intangible assets	1,627	1,268	—
Write-off of in-process research and development	770	—	—
Loss on disposal of property and equipment	326	—	(1)
Gain on equity investment	(890)	—	—
Stock-based compensation expense	7,003	7,635	3,359
Deferred income tax assets	27	(2)	47
Tax effect of employee benefit plans	—	—	507
Excess tax benefit from stock-based compensation	—	—	(507)
Non cash interest expense	1,856	1,816	—
Changes in operating assets and liabilities:
Accounts receivable	(29,949)	2,651	(3,665)
Inventories	2,502	(4,480)	(4,754)
Prepaid expenses and other current assets	(1,727)	1,781	1,816
Other assets	(412)	(688)	437
Accounts payable	5,628	(230)	(5,993)
Accrued liabilities	8,110	20	4,361

Net cash provided by (used in) operating activities	(9,435)	6,686	10,064

Cash flows from investing activities:
Purchase of property and equipment	(9,200)	(8,424)	(5,852)
Sale and maturities of available-for-sale investments	88,141	10,387	17,671
Purchase of available-for-sale investments	—	—	(18,831)
Acquisitions, net of cash acquired	(71,446)	—	—

Net cash provided by (used in) investing activities	7,495	1,963	(7,012)

Cash flows from financing activities:
Proceeds from exercise of common stock	3,939	1,755	4,403
Payments of long-term debt and capital lease obligations	(1)	(3)	(3)
Excess tax benefit from stock-based compensation	—	—	507

Net cash provided by financing activities	3,938	1,752	4,907

Net increase in cash and cash equivalents	1,998	10,401	7,959
Cash and cash equivalents:
Beginning of period	36,426	26,025	110,224

End of period	$38,424	$36,426	$118,183